EXHIBIT 10.1

2006 NAMED EXECUTIVE OFFICER COMPENSATION AGREEMENTS

On May 4, 2006, after consideration of presentations and recommendations of management and the Compensation Committee of the Board of Director (the “Committee”) of Cornell Companies, Inc. (the “Company”) and such other matters and information as deemed appropriate, the Board of Directors (the “Board”) approved resolutions with respect to the following matters:

Fiscal 2006 Base Salaries.  The base salary levels, effective July 3, 2006, of the Company’s anticipated named executive officers for 2006 were established as follows:

Name	Title	2006 Base Salary
James Hyman	Chairman and Chief Executive Officer	$482,125
John Nieser	Chief Financial Officer and Treasurer	$215,000
Mark Croft	General Counsel and Corporate Secretary	$205,000
Patrick Perrin	Senior Vice President and Chief Administrative Officer	$186,000

Fiscal 2006 Incentive Compensation Plan.  The Company’s incentive compensation plan is intended to provide incentives to the Company’s management, including its named executive officers, in the form of cash bonus payments for achieving certain performance goals established by the Committee.  The individualized performance goals for each named executive officer include (i) one or more quantitative measures based on improvements to the Company’s earning per share, cash flow, return on capital or adjusted earnings and (ii) qualitative criteria and objectives.   The Committee will administer and make all determinations under the incentive compensation plan for the Company’s names executive officers.  The target awards, as a percentage of base salary, for the Company’s anticipated named executive officers for 2006 were established as follows:

Name	Title	Target Percentage
James Hyman	Chairman and Chief Executive Officer	80%	(1)
John Nieser	Chief Financial Officer and Treasurer	50%
Mark Croft	General Counsel and Corporate Secretary	30%
Patrick Perrin	Senior Vice President and Chief Administrative Officer	25%

(1) Mr. Hyman is also entitled to a $25,000 cash bonus.